Exhibit 99.1

[LOGO]

NEOSE TECHNOLOGIES, INC.

102 Witmer Road, Horsham,     PA 19044     215.315.9000   fax: 215.315.9100

email: info@neose.com     www.neose.com

NEOSE TECHNOLOGIES REPORTS SECOND QUARTER

FINANCIAL RESULTS

HORSHAM, PA, August 7, 2003—Neose Technologies, Inc. (NasdaqNM: NTEC) today announced financial results for the second quarter and six months ended June 30, 2003.

For the quarter ended June 30, 2003, the Company reported a net loss of $9,226,000, or $0.54 per diluted share, compared to a net loss of $6,490,000, or $0.45 per diluted share, for the same period in 2002. The Company reported revenues of $651,000 for the second quarter of 2003, compared to $1,561,000 for the second quarter of 2002. The decrease in revenues for the 2003 period was primarily due to completion of our activities under our Wyeth Pharmaceuticals agreement in 2002, which resulted in no revenues for the 2003 period, and the completion of our activities under our Wyeth Nutrition agreement, which resulted in lower revenues during the 2003 period than in the 2002 period.

For the six months ended June 30, 2003, the Company reported a net loss of $17,647,000, or $1.07 per diluted share, compared to a net loss of $14,085,000, or $0.99 per diluted share, for the same period in 2002. The Company reported revenues of $721,000 for the first six months of 2003, compared to $2,332,000 for the same period in 2002. The decrease in revenues for the 2003 period was primarily due to completion of our activities under our Wyeth Pharmaceuticals agreement in 2002, which resulted in no revenues for the 2003 period, and the completion of our activities under our Wyeth Nutrition agreement, which resulted in lower revenues during the 2003 period than in the 2002 period.

The Company ended the second quarter with $42,070,000 in cash, cash equivalents, and marketable securities.

Operating expenses for the six months ended June 30, 2003 were $18,485,000, compared to $17,183,000 for the same period in 2002. Research and development expenses for the six months ended June 30, 2003 increased to $12,284,000 from $10,974,000 in the comparable 2002 period. Research and development expenses for the 2002 period included severance expense of $2,295,000, of which $1,608,000 was a non-cash charge related to an agreement entered into with one of the Company’s former executive officers. Substantially offsetting the decrease in severance expense in the 2003 period were increases related to depreciation for

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improvements to the Company’s pilot manufacturing facility, which were placed in service in January 2003, additional personnel since the second quarter of 2002, and the purchase of more supplies and outside services than in the first half of 2002.

The Company’s marketing, general, and administrative expenses were $6,201,000 for the six months ended June 30, 2003 compared to $6,209,000 for the first half of 2002. The 2002 period included severance expense of $427,000, of which $309,000 related to an agreement entered into with one of the Company’s former executive officers. Partially offsetting the decrease in severance expense in the 2003 period were increases related to additional executive personnel since the second quarter of 2002 and higher insurance premiums and patent-related legal expenses than in the first half of 2002.

Conference Call

The Company will host a conference call at 5:00 p.m. (EDT) on August 7, 2003, to discuss the first quarter financial results and update investors on company developments. The dial-in number for domestic callers is (888) 217-9614. The dial-in number for international callers is (913) 981-5593. A replay of the call will be available for 7 days beginning approximately three hours after the call’s conclusion. The replay number for domestic callers is (888) 203-1112 using the passcode 484794. The replay number for international callers is (719) 457-0820, also using the passcode 484794. Live audio of the conference call will be simultaneously broadcast over the Internet through First Call Events, which can be accessed via the following link:

http://www.firstcallevents.com/service/ajwz384380345gf12.html

To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The call will also be available on the Investor Relations/Audio Archives page of the Neose website at www.neose.com.

About Neose

Neose is a biopharmaceutical company focused on the improvement of protein therapeutics through the application of its proprietary technologies. By applying its GlycoAdvance™ and GlycoPEGylation™ technologies, Neose is developing proprietary protein drugs that are improved versions of currently marketed therapeutics with proven efficacy. These next generation proteins are expected to offer significant advantages, including less frequent dosing and improved safety and efficacy. In addition to developing its own products or co-developing products with others, Neose is entering into strategic partnerships for the inclusion of its technologies into products being developed by other biotechnology and pharmaceutical companies.

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Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Revenue from collaborative agreements	$651	$1,561	$721	$2,332

Operating expenses:
Research and development	6,664	5,139	12,284	10,974
Marketing, general and administrative	3,197	3,289	6,201	6,209

Total operating expenses	9,861	8,428	18,485	17,183

Operating loss	(9,210)	(6,867)	(17,764)	(14,851)
Interest income	147	419	317	848
Interest expense	(163)	(42)	(200)	(82)

Net loss	$(9,226)	$(6,490)	$(17,647)	$(14,085)

Basic and diluted net loss per share	$(0.54)	$(0.45)	$(1.07)	$(0.99)

Weighted-average shares outstanding used in computing basic and diluted net loss per share	17,229	14,281	16,519	14,201

Condensed Balance Sheets

(in thousands)

(unaudited)

	June 30, 2003	December 31, 2002
Assets
Cash, cash equivalents and marketable securities	$42,070	$41,040
Restricted funds and other current assets	1,798	1,535

Total current assets	43,868	42,575
Property and equipment, net	35,548	36,508
Other assets and acquired intellectual property, net	4,455	4,009

Total assets	$83,871	$83,092

Liabilities and Stockholders’ Equity
Current liabilities	$7,291	$6,517
Other liabilities	641	330
Long-term debt	6,278	5,560

Total liabilities	14,210	12,407
Stockholders’ equity	69,661	70,685

Total liabilities and stockholders’ equity	$83,871	$83,092

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CONTACTS:

Neose Technologies, Inc.

Robert I. Kriebel

Sr. Vice President and Chief Financial Officer

(215) 315-9000

Barbara Krauter

Manager, Investor Relations

(215) 315-9004

For more information, please visit www.neose.com.